Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 10th day of November, 2017, by and among Allergan Holdings B1, Inc., Allergan W.C. Holding Inc., Warner Chilcott Limited, Allergan WC Holdings Ireland Limited (formerly known as Warner Chilcott plc) and Allergan plc.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: November 10, 2017

Allergan plc

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey, Chief Legal Officer and Corporate Secretary

Allergan WC Holdings Ireland Limited

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey, Director

Warner Chilcott Limited

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey, Secretary

Allergan Holdings B1, Inc.

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey, Director

Allergan W.C. Holding Inc.

By:	/s/ A. Robert D. Bailey
Name:	A. Robert D. Bailey, Director